Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this S-1/A Amendment No. 1 to the Registration Statement of Andalay Solar, Inc. (formerly Westinghouse Solar, Inc.) of our report dated March 7, 2014, relating to the consolidated financial statements of Andalay Solar, Inc. (which report expresses an unqualified opinion and includes an explanatory paragraph regarding uncertainty about Andalay Solar, Inc.’s ability to continue as a going concern), which appears in this prospectus, which is part of such Registration Statement. We also consent to the reference of our firm under the heading “Experts” in such Registration Statement.

/s/ Burr Pilger Mayer, Inc.
San Francisco, California
March 11, 2014